STATE OF NEVADA

ROSS MILLER Secretary of State	SCOTT W.ANDERSON Deputy Secretary for Commercial Recordings

OFFICE OF THE

SECRETARY OF STATE

Certified Copy

September 9, 2010

Job Number: C20100909-2581

Reference Number: 00002855512-28

Expedite:

Through Date:

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State's Office, Commercial Recordings Division listed on the attached report.

Document Number(s)       Description

Number of Pages

20100679421 -92

Amendment

1 Pages/1 Copies

Respectfully,

/s/ Ross Miller

ROSS MILLER

Secretary of State

Certified By: Robert Sandberg

Certificate Number: C20100909-2581

You may verify this certificate online at http://www.nvsos.gov/

Commercial Recording Division

202 N. Carson Street

Carson City, Nevada 89701-4069

Telephone (775) 684-5708 Fax

(775) 684-7138

ROSS MILLER

Secretary of State

204 North Carson Street, Suite 1

Carson City, Nevada 89701-4520

0775)684 5708

Website: www.nvsos.gov

Filed in the office of Ross Miller Secretary of State State of Nevada	Document Number 20100679421-92Filing Date and Time 09/09/2010 12:15 PM Entity Number E0513582005-7

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY. DO NOT HIGHLIGHT                               ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

BOND LABORATORIES, INC.

2. The articles have been amended as follows: (provide article numbers, if available)

The first paragraph of Article III of the Certificate of Incorporation is hereby amended in its entirety and replaced with the following:

“This Corporation is authorized to issue two (2) classes of stock, to be designated, respectively, "Common Stock” and "Preferred Stock."  The total number of shares feat this Corporation is authorized to issue is One Hundred Sixty Million (160,000,000) shares. One Hundred Fifty Million (150,000,000) shares shall be Common Stock, par value $.001 per share, and Ten Million (10,000,000) shares shall be Preferred Stock, par value $.001 per share."

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:

38,501,534

4. Effective date of filing; (optional)

______________________________________________

(must not be later than 90 days after the certificate is flted)

5. Signature: (required)

*If any proposed amendment would after or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause mis filing to be rejected.

This form must be accompanied by appropriate fees.